Exhibit 99.1

   SERVICE CORPORATION INTERNATIONAL TO PRESENT AT MERRILL LYNCH CONFERENCE ON
           APRIL 21, 2005; UPDATES 2005 OUTLOOK FOR ACCOUNTING CHANGE

    HOUSTON, April 15 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI) announced today that the Company's President and Chief Executive Officer, Tom Ryan, will make a presentation at the Merrill Lynch Deathcare Conference to be held in New York, New York at 11:15 a.m. (Eastern) on Thursday, April 21, 2005. The presentation will be webcast live and will be available through the Investor Relations section of the Company's website at http://www.sci-corp.com/InvestorPres.html . An audio replay of the webcast will be available on the Company's website for approximately 14 days. The presentation slides will be archived for a period of approximately ninety days.

    During the presentation Mr. Ryan will provide updated guidance for the year 2005 incorporating the effects of the Company's accounting change related to the treatment of preneed selling costs. Effective January 1, 2005, the Company is expensing all preneed selling costs in the period incurred. Prior to January 1, 2005, the Company deferred and amortized selling costs that varied with, and were primarily related to, the production of deferred revenues associated with preneed funeral trust contracts and preneed cemetery contracts. Other selling costs associated with the sales and marketing of preneed contracts were already expensed as incurred.

    The accounting change has no impact on the Company's cash position or cash flow. As a result of this accounting change, the Company will incur a non- cash pretax charge of approximately $310 million in the first quarter of 2005 representing the write-off of deferred selling costs recorded on its balance sheet as of January 1, 2005. Had the Company expensed these selling costs during 2004, pretax income in 2004 would have been reduced by approximately $14 million and diluted earnings per share would have been reduced by approximately $.03. The accounting change reduces the Company's previous 2005 North America gross profit guidance by approximately $15 million. This reduction in gross profits reduces the cemetery margin guidance previously given, but does not materially impact the funeral gross margin guidance previously given. The accounting change also reduces the Company's guidance for diluted earnings per share from continuing operations; however, it has no impact on cash flows from operating activities or free cash flow.

    Highlights of Updated 2005 Outlook:

    In millions, except earnings per share and gross margin percentage

                                             Original Outlook   Updated Outlook
                                             ----------------   ---------------
    Operating Measures
    North America Comparable Operations
       Funeral revenues                      $1,105 to $1,145     Unchanged
       Funeral gross margin percentage          18% to 22%        Unchanged
       Cemetery revenues                       $545 to $585       Unchanged
       Cemetery gross margin percentage         15% to 20%        13% to 18%
    International Operations (Chile,
     Singapore & Germany)
       Revenues                                 $40 to $45        Unchanged
       Gross margin percentage                  22% to 25%        Unchanged
    General and administrative expenses         $80 to $85        Unchanged
    Other income                                 $7 to $10        Unchanged
    Interest expense                            $98 to $102       Unchanged
    Depreciation and amortization expense      $140 to $145       $85 to $90
    Diluted earnings per share from
     continuing operations excluding
     special items (A)                         $.32 to $.37      $.29 to $.34

    Cash Flow Measures
    Free cash flow (B)                         $200 to $220       Unchanged
    Cash flows from operating activities
     excluding special items (C)               $265 to $280       Unchanged
    Total capital expenditures                 $105 to $115       Unchanged
       Capital improvements at existing
        facilities                              $60 to $65        Unchanged
       Capital expenditures intended to
        grow revenues and profits               $45 to $50        Unchanged

    (A) Diluted earnings per share from continuing operations excluding special items is a non-GAAP financial measure. Earnings per share from continuing operations calculated in accordance with GAAP is not currently accessible on a forward-looking basis. For a summary of information that is unavailable and its probable significance, see the discussion under "Operating Measures" below.
    (B) Free cash flow is a non-GAAP financial measure. See our definition of free cash flow under the heading "Free Cash Flow" below.
    (C) Cash flows from operating activities excluding special items is a non-GAAP financial measure. Cash flows from operating activities calculated in accordance with GAAP is not currently accessible on a forward-looking basis. For a summary of information that is unavailable and its probable significance, see the discussion under "Cash Flow Measures" below.

    The outlook for 2005 above provides ranges for certain items on the income statement that could be used to calculate a broad range of diluted earnings per share from continuing operations; however, we believe it is more appropriate to use the range of diluted earnings per share provided.

    Guidance for 2005 excludes the following because this information is not currently available:

    . Effects from potential acquisitions or dispositions, including gains or losses associated with asset dispositions;
    . Any potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation;
    . Gains or losses associated with the early extinguishment of debt, changes in the capital structure, or foreign currency transactions;
    .   Any potential tax payments, credits or refunds; and
    . Any potential cash contributions to our frozen cash balance pension plan.

    For more detail regarding these excluded items and other important factors that may affect our actual 2005 results, see our "Outlook Assumptions" below. For a further discussion of risks related to our business that could affect our outlook for 2005, please refer to the cautionary statement on forward- looking statements in this press release and in our filings with the Securities and Exchange Commission ("SEC"). Copies of this press release as well as other SEC filings can be obtained from our website at http://www.sci-corp.com .

    Below is a discussion of the assumptions underlying our 2005 Outlook which was originally included in our press release and related Form 8-K furnished April 1, 2005.

    2005 OUTLOOK ASSUMPTIONS

    Operating Measures

    . Comparable financial information as used in our 2005 outlook is intended to be reflective of "same store" results. For purposes of our 2005 guidance, we consider comparable operations as businesses that were acquired or constructed prior to December 31, 2005 or divested after January 1, 2004. While revenues could be impacted in 2005 by potential divestitures and acquisitions in North America, the impact on gross profits is expected to be minimal.
    . North America comparable funeral revenues are expected to be $1,105 million to $1,145 million in 2005.
        . The average revenue per funeral service in 2005 is expected to increase 1% to 3% from 2004 levels. We expect this increase in average revenue per funeral service to overcome an estimated 100 to 150 basis point increase in the percentage of cremation services performed. Cremation services have historically resulted in lower revenues than funeral services involving a burial. We expect that the sale of Dignity Memorial(R) funeral and cremations plans will continue to positively impact the overall average revenue per funeral service.
        . The number of funeral services performed at comparable locations in 2005 is expected to decline 1% to 2% from 2004 levels.
        . Included in funeral revenues are general agency revenues related to the sale of insurance funded preneed funeral contracts and revenues from Kenyon, our mass fatality and disaster assistance subsidiary.
            . We expect general agency revenues to grow in 2005 to an amount between $27 and $31 million.
            . We expect revenues from Kenyon to grow in 2005 to an amount between $5 and $10 million primarily related to its involvement in the tsunami disaster recovery efforts in Asia.

        . Preneed funeral sales production is expected to grow 3% to 5% in 2005 compared to 2004. Although the revenues associated with funeral preneed sales are deferred until the funeral services are performed; we believe preneed funeral sales are an important measure and indicator of future performance.
    . North America funeral gross margin percentage is expected to be 18% to 22%. In 2005, we expect increases in salary expense and increases in costs related to additional redundant and monitoring controls we are implementing at the corporate level to improve field internal controls. We also expect an increase in preneed selling costs compared to 2004 due to the accounting change described above. These increased costs will be partially offset by continued reductions in overhead costs. We expect inflationary increases in other funeral costs.
    . North America comparable cemetery revenues are expected to be $545 to $585 million in 2005.
        . Property sales are projected to increase 3% to 5% and merchandise and service sales are projected to increase 1% to 3%. This growth in new sales will be partially offset by lower legacy revenues recognized in 2005. Legacy revenues represents revenues associated with previously sold property that will be constructed and recognized in 2005. The expected reduction in legacy revenues is a result of our recent focus on shortening the time between when property is sold and when it is constructed. The impact of this accelerated development is not expected to be significant in future years.
        . Cemetery trust fund income is expected to decline approximately $5 million from 2004 levels.
    . North America cemetery gross margin percentage is expected to be 13% to 18%. In 2005, we expect increases in salary expense and increases in costs related to additional redundant and monitoring controls we are implementing at the corporate level to improve field internal controls. We also expect an increase in preneed selling costs compared to 2004 due to the accounting change described above. These increased costs will be partially offset by continued reductions in overhead costs. We expect inflationary increases in other cemetery costs.
    . International operations represent our cemetery business in Chile and funeral businesses in Singapore and Germany. In 2005, we expect modest improvement from these businesses, excluding currency fluctuations. While these operations are included in our forecast for the entire year, it is possible that these businesses could be held for sale during 2005 if we believe appropriate values could be obtained.
        . During February 2005, we completed the sale of our businesses in Argentina and Uruguay. No gain or loss is expected as a result of this transaction as the asset values were adjusted to fair market value at December 31, 2004. Our outlook for 2005 excludes any impact from these businesses in 2005.

    . General and administrative expenses are expected to be $80 to $85 million in 2005. In 2005, we expect increased costs associated with Sarbanes-Oxley related compliance efforts. We previously indicated that we would adopt SFAS No. 123R, "Share-Based Payment" in July 2005 which requires the expensing of stock options. Based on the recent deferral of the required adoption date of SFAS No. 123R, we now intend to defer the adoption of SFAS No. 123R until 2006; however, it does not meaningfully change our guidance range. The increased costs related to Sarbanes-Oxley will be partially offset by reductions in information technology costs and trust operations expenses. Our outlook for 2005 excludes the possibility of the recognition of costs associated with settlements of litigation or related receivables for insurance recoveries.
    . Other income in 2005 is expected to be $7 to $10 million and consists of cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts, interest income from cash investments and notes receivable, partially offset by surety bond premium costs. Our outlook for 2005 excludes the possibility of gains or losses associated with the early extinguishment of debt or with foreign currency transactions.
    . Interest expense in 2005 is expected to be $98 to $102 million, of which approximately $10 million is related to non-cash amortization of deferred loan costs. The outlook for interest expense in 2005 assumes the payment of scheduled debt maturities only and does not take into consideration the possibility of any prepayment or restructuring of debt.
    . Depreciation and amortization expense in 2005 is expected to be $85 to $90 million, representing a decrease of approximately $55 to $60 million from 2004 due to the change in accounting for preneed selling costs described above.
    . Diluted earnings from continuing operations excluding special items are expected to range from $.29 to $.34 per share in 2005.
        . Diluted earnings from continuing operations excluding special items does not include effects from potential acquisitions or dispositions, including gains or losses associated with asset dispositions; potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation; and gains or losses associated with the early extinguishment of debt, changes in the capital structure, or foreign currency transactions.
        .   Our former funeral operations in France (which were sold in March
            2004) contributed $.02 per share in 2004 that will not recur in 2005.
        . The guidance range for diluted earnings from continuing operations excluding special items in 2005 assumes the fully diluted weighted average shares outstanding will be reduced to approximately 305 to 310 million shares due to anticipated stock repurchases.

            - From August 16, 2004 through March 31, 2005, we invested $213.8 million to repurchase 31.4 million shares of our common stock, leaving us with the authority to invest approximately $86 million more for future repurchases of our common stock. We intend, subject to market conditions and normal trading restrictions, to make purchases from time to time in the open market or through privately negotiated transactions. There can be no assurance that we will buy our common stock under our share repurchase programs. Important factors that could cause us not to repurchase our shares include, among others, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.
            . Beginning January 1, 2005, we discontinued funding the Company's matching contributions to our 401(k) retirement plan with SCI common stock and began to use cash instead.
        . The consolidated effective tax rate for continuing operations in 2005 is expected to be approximately 35%.

    Cash Flow Measures

    . Free cash flow in 2005 is expected to be $200 to $220 million. For more information regarding free cash flow, see "Free Cash Flow" below.
    . Cash flows from operating activities excluding special items in 2005 are expected to be $265 to $280 million. Special items include, among others, any potential tax payments or refunds, potential contributions to our frozen cash balance pension plan and any possible payments that could be made associated with the settlement of litigation matters or related insurance recoveries.
        .   Our former funeral operations in France (which were sold in March
            2004) contributed $18.3 million of cash flow from operating activities in 2004 that will not recur in 2005.
        . Effective January 1, 2005, we began funding our 401(k) retirement plan with cash versus our historical funding method of using our common stock. The cash outflow associated with our matching contributions to our 401(k) retirement plan in 2005 is expected to be $17 to $20 million.
        . Because our payroll is done bi-weekly, we had an extra cash payroll payment in 2004 of approximately $19 million that will not recur in 2005. This extra bi-weekly payroll payment occurs every eleven years and is not expected to recur until 2015. The reduction in 2005 compared to 2004 as a result of this payroll effect is expected to occur in the first quarter of 2005.
        . In February 2004, we began trusting monies associated with new preneed contracts in Florida in lieu of surety bonding. We expect net trust deposits relating to post February 2004 Florida preneed sales to increase by $5 to $8 million during 2005.
        . In March 2005, we received a tax refund of $29.0 million resulting from certain federal tax carry-back losses. This amount is excluded from our expectations for cash flows from operating activities excluding special items and free cash flow.

        . As in 2004, we do not expect to pay U.S. federal income taxes in 2005 due to significant tax loss carry-forwards. Because of these tax loss carry-forwards, we believe we will not pay federal income taxes until 2007. In 2005, we expect to pay $5 to $10 million for various state, local and Canadian province taxes.
    . Total capital expenditures in 2005 are expected to be $105 to $115 million.
        . Of the total projected capital expenditures in 2005, we expect to spend approximately $60 to $65 million on capital improvements at our existing facilities.
        . Capital expenditures intended to grow revenues and profits are expected to be $45 to $50 million and include items such as the construction of new funeral service facilities (particularly on company-owned cemeteries), the development of high-end cemetery property such as private family estates, and the investment in contemporary merchandising displays in our funeral homes.
        . In addition to our anticipated capital spending of $105 to $115 million in 2005, we will continue to look for attractive acquisition opportunities if such acquisitions are available at reasonable market prices; however, we anticipate only modest activity due to elevated price expectations of potential sellers.

    FREE CASH FLOW

    Free cash flow is a non-GAAP financial measure. We define free cash flow as cash flows from operating activities (excluding certain special items described above under the heading "Cash Flow Measures") less capital improvements at our existing facilities. Free cash flow is not reduced by mandatory debt service requirements or by capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property (such as private family estates) or the construction of funeral home facilities on SCI-owned cemeteries, and the investment in contemporary merchandising displays in our funeral homes.

    We believe that free cash flow provides useful information to investors regarding our financial condition and liquidity as well as our ability to generate cash for purposes such as reducing debt, expanding through strategic investments and repurchasing stock or paying dividends. While we believe free cash flow, as defined, is helpful in managing our business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above, as more fully described in our public filings with the Securities and Exchange Commission. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the data provided in our consolidated statement of cash flows.

    CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

    . Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.
    . Our inability to certify the effectiveness of our internal controls over financial reporting and an adverse attestation report from our auditors, and our ability to successfully remediate in 2005 any identified deficiencies in our internal controls.
    . The outcomes of pending lawsuits and proceedings against us described more fully in our Securities and Exchange Commission filings.
    . We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and the removal of such accruals will be recognized through our consolidated tax provision at the time of resolution.
    . The outcome of a pending Internal Revenue Service audit and future tax deductions resulting from potential asset sales.
    . Our ability to successfully implement our strategic plan related to producing operating improvements and strong cash flows.
    . Our ability to successfully implement our plan to reduce costs and increase cash flows associated with significant changes being made to our organization structure, process and quality of our sales efforts.
    . Changes to net income as a result of our ongoing reconciliation processes regarding our trust assets and preneed backlogs.
    . Consequences of the restatement of our financial results for the first three quarters of 2004.
    . The outcome of discussions with the SEC related to our accounting policies for preneed deferred selling costs.
    . Changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local economic conditions.
    . Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.

    . Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
    . Our ability to successfully complete our ongoing process improvement and system implementation projects.
    . Our ability to successfully access surety and insurance markets at a reasonable cost.
    . Our ability to successfully exploit our substantial purchasing power with certain of our vendors.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2004 Annual Report on Form 10-K, as amended. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

    Service Corporation International, headquartered in Houston, Texas, is the leading provider of funeral and cemetery services in the world. We have an extensive network of businesses including 1,190 funeral service locations and 390 cemeteries in North America as of December 31, 2004. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

    For additional information contact:

    Investors: Debbie Young - Director / Investor Relations
    (713) 525-9088

    Media:      Terry Hemeyer - Managing Director / Corporate Communications
    (713) 525-5497

SOURCE  Service Corporation International
    -0-                             04/15/2005
    /CONTACT: investors, Debbie Young, Director-Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director-Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com
                http://www.sci-corp.com/InvestorPres.html